UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Global Water Resources, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting of Stockholders
To be held on May 5, 2022
Dear Stockholders:
The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Water Resources, Inc. will be held on Thursday, May 5, 2022, at 11:00 a.m. Local Time, at our corporate headquarters, located at 21410 North 19th Avenue, Suite 220, Phoenix, Arizona 85027, for the purposes of:
•electing seven directors to serve on our board of directors for a term of office to expire at the 2023 Annual Meeting of Stockholders, with each director to hold office until his or her successor is duly elected or until his or her earlier resignation or removal;
•ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
•approving, on an advisory basis, the compensation of our named executive officers;
•approving, on an advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers; and
•transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
We currently are not aware of any other matters scheduled to come before the Annual Meeting. All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business as of March 17, 2022 are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.
This year we are taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. On March 25, 2022, we sent a "Notice of Internet Availability of Proxy Materials" (the "Notice") to holders of our common stock as of the record date. The Notice describes how you can access our proxy materials as of March 25, 2022.
Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote via the Internet or by mail before the Annual Meeting, or in person at the Annual Meeting. For specific instructions, please refer to the Notice. As always, we encourage you to vote your shares prior to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2022 The Company’s proxy statement for the Annual Meeting and its 2021 annual report to stockholders are available at http://materials.proxyvote.com/379463.

Sincerely,

/s/ Ron L. Fleming
Ron L. Fleming Chairman, President, and Chief Executive Officer

Global Water Resources, Inc. - Corporate Headquarters	Phone: 480-360-7775
21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027	Fax: 844-232-3517
gwresources.com

Global Water Resources, Inc. - Corporate Headquarters	Phone: 480-360-7775
21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027	Fax: 844-232-3517
gwresources.com

GLOBAL WATER RESOURCES, INC.
PROXY STATEMENT
ANNUAL MEETING INFORMATION

General
The board of directors (the "Board of Directors" or the "Board") of Global Water Resources, Inc. (the “Company”, “we”, “our”, or “us”) is soliciting your proxy for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate headquarters, located at 21410 North 19th Avenue, Suite 220, Phoenix, Arizona 85027, on Thursday, May 5, 2022, at 11:00 a.m. Local Time, and at any and all adjourned or postponed sessions of the Annual Meeting, for the purposes of:
•electing seven directors to serve on our Board of Directors for a term of office to expire at the 2023 Annual Meeting of Stockholders, with each director to hold office until his or her successor is duly elected or until his or her earlier resignation or removal;
•ratifying the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
•approving, on an advisory basis, the compensation of our named executive officers, referred to as “say- on-pay”;
•approving, on an advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers, referred to as “say-on-frequency”; and
•transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
As always, we encourage you to vote your shares prior to the Annual Meeting.
Internet Availability of Proxy Materials
Under Securities Exchange Commission (“SEC”) rules, we are providing our stockholders with access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, on the Internet in lieu of mailing printed copies. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.
As a result, our stockholders will receive in the mail a “Notice of Internet Availability of Proxy Materials” (the “Notice”). The Notice is different than the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. We will begin mailing the Notice to stockholders on March 25, 2022, and the proxy materials will be first made available on the Internet on March 25, 2022.
The Notice will contain instructions on how to access and review our proxy materials and vote online. The Notice will also contain instructions on how you can request a printed copy of our proxy materials, including a proxy card if you are a record holder or a voting instruction form if you are a beneficial owner. By following the instructions in the Notice, you may request to receive, at no cost, a printed or electronic copy of our proxy materials for the Annual Meeting and indicate such delivery preference for future proxy solicitations. If you make such request by email and would like this delivery method for future proxy solicitations, you must specifically state in your email that such delivery preference should remain in effect for future proxy solicitations. Your request to receive future materials in paper or via email will remain in effect for future proxy solicitations until you terminate it. The proxy materials are available, free of charge, on our corporate website (www.gwresources.com) under “Investors” as well. By referring to our website, we do not incorporate the website or any portion of the website by reference into this proxy statement.
We also follow a procedure called “householding,” which the SEC has approved. Under this procedure, we may deliver a single copy of the Notice or proxy materials to stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. All stockholders have the ability to access the proxy materials on the website referred to in the Notice. If you would like to receive a separate copy of the Notice or proxy materials, or a separate copy of future notices regarding the availability of proxy materials or future proxy materials (or, if you requested a printed copy of the proxy materials, an additional printed copy of the proxy materials), please submit your request to: Global Water Resources, Inc., ATTN: Corporate Secretary, 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027, email:corporatesecretary@gwresources.com, telephone:480-360-7775, and we will promptly deliver separate copies to you. Similarly, if you share an address with another stockholder and received multiple copies of the Notice or the proxy materials, you may write or call us at the above address and telephone number to make arrangements to receive a single copy of the Notice or the proxy materials at the shared address in the future.
If your shares are registered differently or are held in more than one account at a brokerage firm, bank, broker-dealer, or other similar organization, you may receive more than one Notice or more than one paper copy of the proxy materials. Please follow the instructions printed on each Notice that you receive and vote the shares represented by each Notice to ensure that all of your shares are voted. If you requested to receive a printed copy of the proxy materials, please follow the voting instructions on the proxy cards or voting instruction forms, as applicable, and vote all proxy cards or voting instruction forms, as applicable, to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. If you are a registered holder, you can accomplish this by contacting our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), at 212-509-4000 or in writing at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, you can accomplish this by contacting the brokerage firm, bank, broker-dealer, or other similar organization.
Voting; Quorum
Our outstanding common stock constitutes the only class of securities entitled to vote at the Annual Meeting. Common stockholders of record at the close of business on March 17, 2022, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On the record date, 22,830,050 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the Annual Meeting, in person, or by proxy, of the holders of one-third of the shares of common stock issued and outstanding on March 17, 2022 will constitute a quorum.
All votes will be tabulated by the Inspector of Elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Broker non-votes occur when a nominee, such as a brokerage firm or financial institution (each, a “nominee”), that holds shares on behalf of a beneficial owner does not receive voting instructions from such owner regarding a matter for which such nominee does not have discretion to vote on the proposal without such instructions. The rules applicable to brokerage firms and financial institutions permit nominees to vote in their discretion on routine matters in the absence of voting instructions from the beneficial holder. The ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Two) is a routine matter. On non-routine matters, nominees cannot vote unless they receive instructions from the beneficial owner. The election of the seven directors to serve on our Board of Director (Proposal One), the say-on-pay proposal (Proposal Three), and the say-on-frequency proposal (Proposal Four) are non-routine matters. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum for the transaction of business. For the matters to be voted on at this year’s Annual Meeting, broker non-votes will not be counted for purposes of determining whether a proposal has been approved. See “Voting Procedure—Beneficial Owners of Shares Held in Street Name” below.
The election of directors will be by plurality vote of our outstanding shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Votes marked “withhold” and broker non-votes will not affect the outcome of the election, although they will be counted as present for purposes of determining whether there is a quorum. In addition, withhold votes may have an effect on director nominees pursuant to the majority voting policy adopted by our Board of Directors. See "Corporate Governance—Majority Voting Policy" for additional information.
Ratification of the appointment of Deloitte requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions with respect to this proposal will have the same effect as a vote against this proposal.
The say-on-pay proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions with respect to this proposal will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.
The say-on-frequency proposal will be by plurality vote of our outstanding shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Accordingly, the option of one year, two years or three years that receives the greatest number of votes will be considered the frequency selected by our stockholders. Abstentions and non-broker non-votes will not affect the outcome of the proposal.

Voting Procedure
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Continental, you are a stockholder of record and you received the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. You can vote in person at the Annual Meeting or by proxy. The Notice is not a ballot and you cannot use it to vote your shares. If you mark your vote on the Notice and send it back to us, your vote will not count. There are three ways stockholders of record can vote: (1) in person, by bringing your printed proxy card if you received one by mail or by ballot at the Annual Meeting; (2) via the Internet, by following the instructions in the Notice; (3) or by mail, if you received or requested printed copies of the proxy materials in the mail, by filling out the proxy card and returning it in the envelope provided. If you are a stockholder of record, and you indicate when voting on the Internet that you wish to vote as recommended by the Board of Directors, or sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters presented for a vote at the Annual Meeting. Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted as follows at the Annual Meeting:
•FOR the election of each of the director nominees listed in Proposal One;
•FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm, as described in Proposal Two;
•FOR the say-on-pay proposal approving, on an advisory basis, the compensation of our named executive officers, as described in Proposal Three; and
•ONE YEAR for the say-on-frequency proposal approving, on an advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers, as described in Proposal Four.
Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and such organization forwarded to you the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. The Notice is not a ballot and you cannot use it to vote your shares. There are three ways beneficial owners of shares held in street name can vote by proxy: (1) in person, by obtaining a legal proxy from the organization holding your account; (2) via the Internet, by following the instructions in the Notice or voting instruction form; or (3) by mail, if you received or requested printed copies of the proxy materials in the mail, by filling out the voting instruction form and returning it in the envelope provided. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote will have the effects described above under “Voting; Quorum.”
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or your authenticated Internet or telephone proxy, will give authority to Ron L. Fleming and Michael J. Liebman to vote on such matters at their discretion.
YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

Revocability of Proxies
You may revoke your proxy at any time before it is actually voted at the Annual Meeting by:
•delivering written notice of revocation to our Corporate Secretary at 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027;
•submitting a later dated proxy; or
•attending the Annual Meeting and voting in person.
Your attendance at the Annual Meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the Annual Meeting by executing a form of proxy designating that person to act on your behalf.
If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you will need to revoke or resubmit your voting instructions through your broker or nominee and in accordance with its procedures. In order to attend the Annual Meeting and vote in person, you will need to obtain a legal proxy from your broker or nominee, the stockholder of record.
Solicitation
This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees, and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers, and employees may solicit proxies by email, the Internet, telephone, facsimile, or personal interview. No additional compensation will be paid to these individuals for any such services.

PROPOSAL ONE – ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will elect seven directors to serve on our Board of Directors until the next annual meeting of stockholders, or until their successors are elected and shall have qualified, subject to their earlier death, resignation, or removal as permitted by law. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the seven persons receiving the greatest number of votes will be elected as directors.
Our Board of Directors, acting through our Corporate Governance, Nominating, Environmental, and Health and Safety Committee, is responsible for nominating a slate of directors that collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board.
The Corporate Governance, Nominating, Environmental, and Health and Safety Committee has recommended Ron L. Fleming, Richard M. Alexander, Debra G. Coy, Brett Huckelbridge, David Rousseau, Jonathan L. Levine, and Andrew M. Cohn as nominees for election at the Annual Meeting. All nominees are presently directors of the Company who were elected by stockholders at the Company's 2021 Annual Meeting of Stockholders.
We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. All of our nominees have managerial experience and are accustomed to dealing with complex problems. We also believe each of these nominees has other attributes necessary to create an effective Board, including high personal and professional ethics, the willingness to engage management and each other in a constructive and collaborative fashion, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Corporate Governance, Nominating, Environmental, and Health and Safety Committee and the Board of Directors to conclude that each individual should be nominated to serve as a director of the Company.

Name	Age	Positions
Ron L. Fleming	42	Chairman of the Board, President, and Chief Executive Officer
Richard M. Alexander	66	Director and Lead Independent Director
Debra G. Coy	64	Director
Brett Huckelbridge	49	Director
David Rousseau	60	Director
Jonathan L. Levine	58	Director
Andrew M. Cohn	58	Director

Ron L. Fleming, age 42, has served as our President and Chief Executive Officer since May 2015 and has served as one of our directors since May 2016. Prior to such appointment, he served in various roles at the Company, including as Interim Chief Executive Officer, Chief Operating Officer, Vice President, and General Manager from 2007 to 2014, and as Senior Project Manager of Engineering and Construction from 2004 to 2006. Mr. Fleming joined the Company in 2004, crossing over from the construction industry where he worked for general contractors providing project management on numerous large-scale heavy civil infrastructure projects throughout Arizona. Mr. Fleming has over 20 years of related management and utility experience. He holds a bachelor degree in Construction Management from the School of Engineering at Northern Arizona University, with an emphasis in Heavy Civil Engineering and a minor in Business Administration. Mr. Fleming is a director of the Board of Directors of the Maricopa Economic Development Alliance and the Pinal Partnership where he is the Board Liaison and founder of the organization’s Water Resources Committee. We believe Mr. Fleming’s history with the Company, industry, leadership and operational experience make him well-qualified to serve as a member of our Board of Directors.

Richard M. Alexander, age 66, has served as a director of the Company since December 2010. Mr. Alexander has been involved in the oil and gas industry for over 40 years. Mr. Alexander currently is or has been a director of Parallel Energy Trust, Pan Orient Energy, and Oryx Petroleum. Mr. Alexander served as the Interim President and Chief Executive Officer of Parallel Energy Trust from January 2012 to March 2013 and served as the President and Chief Executive Officer of Parallel Energy Trust from March 2013 to March 2016. Mr. Alexander was the President and Chief Operating Officer of AltaGas Ltd. and also held the positions of Executive Vice President, Chief Operating Officer, and Chief Financial Officer from 2006 to 2012. From 2003 to 2006, Mr. Alexander served as the Vice President, Finance and Chief Financial Officer of Niko Resources Ltd., and Vice President, Investor Relations and Communications of Husky Energy Inc. from 2001 to 2003. Mr. Alexander holds a Chartered Financial Analyst (CFA) and a Certified Management Accountant (CMA) designation. He graduated from Ryerson University with a Bachelor of Business Management. In November 2015, Parallel Energy Trust filed an application for protection under the Companies’ Creditors Arrangement Act with the Alberta Court of Queen’s Bench in Calgary. Parallel Energy Trust’s wholly-owned U.S. based subsidiaries, Parallel Energy LP and Parallel Energy GP LLC, also filed for relief under chapter 11 of title 11 of the United States Code. Subject to judicial approval, the wholly-owned U.S. subsidiaries sold substantially all of their assets to Scout Energy Group II, LP as part of the bankruptcy process. We believe Mr. Alexander’s extensive financial and executive leadership experience make him well-qualified to serve as a member of our Board of Directors.
Debra G. Coy, age 64, has served as a director of the Company since May 2018. Ms. Coy is a Principal of Svanda & Coy Consulting, providing strategic advisory services for water sector investors, corporations, and municipal utilities from a capital markets perspective. She is also an advisor to XPV Water Partners, the largest water-focused growth equity fund in North America, where she served as Partner from 2015 through 2019. She was a Non-Executive Director for Headworks International Inc., a wastewater treatment technology firm, from 2013 until 2016 and a director for AquaVenture Holdings, a water treatment company, from 2019 until the company was acquired in 2020. Previously, Ms. Coy worked on Wall Street as an equity research analyst for more than 20 years, developing a unique leadership franchise and expertise in covering the global water sector for investors. She was Managing Director leading coverage of the water sector for Janney Montgomery Scott’s Capital Markets group, and also held senior equity research roles with the Stanford Washington Research Group, Schwab Capital Markets, HSBC Securities, and National Westminster Bank. Ms. Coy currently serves as a director of Willdan Group (NASDAQ: WLDN), Aris Water Solutions (NYSE: ARIS), Axius Water (private), and Water for People (nonprofit). We believe Ms. Coy's industry expertise, business acumen, and board experience make her well-qualified to serve as a member of our Board of Directors.
Brett Huckelbridge, age 49, has served as a director of the Company since May 2018. Mr. Huckelbridge is the Managing Member with Steel Canyon Capital, LLC, a registered investment advisory firm, located in Phoenix, Arizona. He has been with Steel Canyon Capital, LLC since 2006, with primary responsibilities being the founder and sole portfolio manager of private partnerships focused on investing concentrated portfolios in high quality companies that are undervalued in the public equity markets. From 2003 to 2006, he was the Vice President of ESL Investments and also served as the Vice President, Business Development at Sears Holding, a portfolio company of ESL Investments. From 2000 to 2003, he was a Managing Member of Sonoran Capital, LLC, working on private and public equity investment opportunities primarily in media and communications industries. From 1997 to 2000, he was the Director, Acquisitions & Strategic Planning, for Outdoor Systems, Inc., in charge of mergers and acquisitions, corporate finance, budgeting, investor relations and special projects. We believe Mr. Huckelbridge's experience in mergers and acquisitions, investment knowledge, and financial background make him well-qualified to serve as a member of our Board of Directors.
David Rousseau, age 60, has served as a director of the Company since February 2019. Mr. Rousseau is the president of Salt River Project (SRP), a community-based, not-for-profit company providing water and electric power to more than 2 million people in Central Arizona. SRP is the largest provider of electricity in the greater Phoenix metropolitan area as well as the area’s largest supplier of wholesale water, delivering about 800,000 acre-feet annually to municipal, urban and agricultural water users. Mr. Rousseau has served as the president since 2010. Previously, Mr. Rousseau served on the SRP Council and board of directors for 20 years. Mr. Rousseau began his career as co-founder of Rousseau Farming Company, which grew to more than 10,000 acres and became one of the largest produce suppliers in Central Arizona. Mr. Rousseau serves on the boards of the Banner Health Foundation, The Nature Conservancy, and the Phoenix Art Museum. He is also involved with the Greater Phoenix Economic Council, Partnership for Economic Innovation and Arizona Super Bowl Host Committee. He holds a degree in agricultural business from the University of Arizona, along with an executive master of business administration from University of Southern California. We believe Mr. Rousseau's industry expertise, business acumen, and board experience make him well-qualified to serve as a member of our Board of Directors.

Jonathan L. Levine, age 58, has served as a director of the Company since May 2021. Mr. Levine has had a 33 year career in the outdoor advertising business and is a real estate investor. Mr. Levine has served as the President of Keim Inc., the general partner of Levine Investments Limited Partnership, since 2005. From 1989 to 1995, Mr. Levine worked at Outdoor Systems Advertising in real estate development and sales. In 1996, Mr. Levine co-founded American Outdoor Advertising, an outdoor advertising company which owns and operates billboards in Arizona, California, and Nevada. In 2016, Mr. Levine became a co-owner of Pacific Outdoor Advertising which was formed to purchase the Portland, Oregon outdoor advertising assets from Clear Channel Outdoor. Mr. Levine attended the University of Texas from 1981 to 1984. We believe Mr. Levine's business acumen and experience, coupled with extensive knowledge of key economic drivers in our operating region make him well-qualified to serve as a member of our Board of Directors.
Andrew M. Cohn, age 58, has served as a director of the Company since May 2021. Mr. Cohn is the Director of Real Estate for Levine Investments Limited Partnership and an active real estate investor based in Phoenix, Arizona. Mr. Cohn graduated with a degree in business from the University of Arizona. His talents have led him to various aspects of real estate, development, lending, corporate ownership, and utilities. Additionally, his many business pursuits have involved investment in numerous startup companies, while mentoring young entrepreneurs as they set up, fund, and run new companies. Mr. Cohn has had ownership and advisory roles in the development of Spiritual Gangster, Carbon 38, Birdiebee, and many others. We believe Mr. Cohn's business acumen, advisory experience, and extensive knowledge of key economic drivers in our operating region make him well-qualified to serve as a member of our Board of Directors.
The Company knows of no reason why any of the nominees for director would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors may recommend.
Our Board of Directors recommends that you vote “FOR” the election of each director nominee.

CORPORATE GOVERNANCE
Independence of Directors
The Board of Directors has determined that Mr. Alexander, Ms. Coy, Mr. Huckelbridge, and Mr. Rousseau, are independent as defined by NASDAQ listing standards and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
As part of its determination that Mr. Huckelbridge is independent, the Board considered the fact that he is the owner and managing member of Steel Canyon Capital, LLC, which manages investments on behalf of Levine Investments Limited Partnership (“LILP”). LILP provides a significant portion of the assets under management by Steel Canyon Capital, LLC. The general partner of LILP is Keim Inc. (“Keim”). Mr. J. Levine is a limited partner of LILP, owns 50% of the voting shares of Keim and is a director and President of Keim. Mr. J. Levine is also a significant stockholder (through LILP) of the Company. Mr. Cohn is the Director of Real Estate for LILP and a significant stockholder of the Company. In addition, Steel Canyon Capital, LLC subleases office space from Camelback Systems, Inc. (“Camelback Systems”) pursuant to a verbal sublease agreement. Mr. J. Levine is a director and President of Camelback Systems.
Board Leadership Structure
The Board of Directors understands that board structures vary greatly among United States public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chairman and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, the Board believes that to be effective, the governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.
Currently, the Chairman of the Board of Directors is the Company’s President and Chief Executive Officer, Ron L. Fleming. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the Company given Mr. Fleming’s in-depth knowledge of the Company’s business, operations and industry, as well as his ability to formulate and implement strategic initiatives. Further, Mr. Fleming is intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the Board. In addition, the Board of Directors further determined that it was appropriate to have a structure that provided strong leadership among its independent directors. As a result, the Board of Directors has a lead independent director with Mr. Alexander currently serving in such capacity. The duties of the lead independent director include, presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, including all meetings of independent directors; encouraging and facilitating active participation of all directors; serving as a liaison between the independent directors and the Chairman of the Board on sensitive issues and otherwise when appropriate; reviewing and advising on board meeting agendas, schedules, and materials; and performing such other duties as the Board of Directors may from time to time delegate.
Nevertheless, the Board believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of Chairman and Chief Executive Officer will vary from company to company and depend upon a company's particular circumstances at a given point in time. Accordingly, the Board will continue to consider from time to time whether the Chairman and Chief Executive Officer positions should be combined or separated based on what the Board believes is best for the Company and its stockholders.
Risk Oversight
Our Board of Directors has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board of Directors receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. In setting the Company’s business strategy, the Board of Directors assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. For example, the Audit and Risk Committee oversees risks relating to accounting and financial reporting matters, as well as the enterprise risk management process; the Compensation Committee oversees risks relating to the compensation and incentives provided to our executive officers; and the Corporate Governance, Nominating, Environmental, and Health and Safety Committee oversees risks relating to the Company’s health and safety practices, as well as risks and exposures associated with director and management succession planning, corporate governance and overall effectiveness of the Board of Directors. The Board of Directors is advised by these committees of significant risks and management’s response via periodic updates.
Majority Voting Policy
Our Board of Directors has adopted a policy which provides that, if the total number of votes withheld exceeds the number of votes cast in favor of a director nominee, the director must immediately submit his or her resignation to the Chairman of our Board of Directors, to be effective when accepted by our Board of Directors. Our Corporate Governance, Nominating, Environmental, and Health and Safety Committee will then consider and make a recommendation to our Board of Directors regarding the resignation. A director who tenders a resignation pursuant to this policy will not participate in any meeting of our Board of Directors or any board sub-committee at which the resignation is considered. Our Board of Directors will accept the resignation absent exceptional circumstances. If a resignation is accepted, our Board of Directors may: (i) leave the vacancy unfilled until the next annual stockholders’ meeting; (ii) appoint a new director to fill the vacancy; or (iii) call a special stockholders’ meeting to fill the vacancy. This policy applies only to uncontested elections — that is, elections in which the number of director nominees is equal to the number of directors to be elected.
Restrictions on Short Sales, Hedging, Pledging, and Similar Transactions
Our insider trading policy prohibits our employees (including executive officers) and directors from engaging in transactions involving short sales, options trading, and hedging or monetization arrangements with respect to our securities, as well as prohibits such individuals from holding the Company’s securities in a margin account. Additionally, our insider trading policy generally prohibits such individuals from entering into pledging arrangements with respect to our securities, except in limited circumstances with pre-approval from the Audit and Risk Committee.
Board and Committee Information
During 2021, the Board of Directors held four meetings. Each director attended 100% of the aggregate number of such meetings and meetings of the committees on which he/she served (during the period for which he/she served on the Board and such committees). Although we have no formal policy about attendance at the Annual Meeting of Stockholders by our directors, it is encouraged. One director attended the prior year’s Annual Meeting of Stockholders in person.
Our Board of Directors has established three standing committees: the Audit and Risk Committee, the Compensation Committee, and the Corporate Governance, Nominating, Environmental, and Health and Safety Committee, each of which have the composition and responsibilities described below. Charters for each of these committees are available on the Company’s website at www.gwresources.com. Information on the website does not constitute a part of this proxy statement.
During our last fiscal year, the members and chair of each committee were as follows:

Director	Audit and Risk Committee	Compensation Committee	Corporate Governance, Nominating, Environmental, and Health and Safety Committee
Jonathan L. Levine
Richard M. Alexander	x (chair)	x	x
Andrew M. Cohn
Ron L. Fleming
Debra G. Coy	x		x (chair)
Brett Huckelbridge	x	x
David Rousseau		x (chair)	x
Audit and Risk Committee
Our Audit and Risk Committee’s primary functions are to oversee our accounting and financial reporting processes, internal control systems, independent auditor relationship, and the audits of our financial statements. This committee’s responsibilities include the following:
•selecting and hiring our independent registered public accounting firm;
•evaluating the qualifications, independence, and performance of our independent registered public accounting firm;

•reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•reviewing the design, adequacy, implementation, and effectiveness of our internal controls established for finance, accounting, legal compliance, and ethics;
•reviewing the design, adequacy, implementation, and effectiveness of our critical accounting and financial policies;
•overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements;
•reviewing with management and our independent registered public accounting firm the results of our annual and quarterly financial statements;
•preparing the audit committee report that the SEC requires in our annual proxy statement;
•reviewing and approving any related party transactions; and
•preparing risk assessment, overseeing risk management, and reviewing with management any major risk exposures.
The Audit and Risk Committee held four meetings during 2021. Our Board of Directors has determined that each member of our Audit and Risk Committee meets the requirements for independence under current SEC rules and NASDAQ listing standards applicable to audit committee members. Our Board of Directors has additionally determined that each of Messrs. Alexander, Huckelbridge, and Ms. Coy is an audit committee financial expert as defined under applicable SEC rules and regulations and meets the financial sophistication requirements under the NASDAQ listing standards.
Compensation Committee
Our Compensation Committee’s primary functions are to monitor and assist our Board of Directors in determining compensation for our senior management, directors, and key employees. This committee’s responsibilities include the following:
•setting performance goals for our officers and reviewing their performance against these goals;
•reviewing and recommending compensation and benefit plans for our officers and key employees and compensation policies for our Board of Directors and members of our board committees;
•reviewing the terms of offer letters and employment agreements and arrangements with our officers; and
•reviewing director compensation for service on our Board of Directors and any committees of our Board of Directors.
The Compensation Committee held four meetings during 2021. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under current SEC rules and NASDAQ listing standards applicable to compensation committee members. The charter for our Compensation Committee provides it the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion.
Corporate Governance, Nominating, Environmental, and Health and Safety Committee
Our Corporate Governance, Nominating, Environmental, and Health and Safety Committee’s primary functions are to assist our Board of Directors by identifying individuals qualified to become directors consistent with criteria established by our Board of Directors. This committee’s responsibilities include the following:
•evaluating the composition, size, and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to committees of our Board of Directors;
•recommending to our Board of Directors the persons to be nominated for election as directors;
•administering a policy for considering nominees for election to our Board of Directors;

•overseeing our directors’ performance and self-evaluation process;
•reviewing our corporate governance principles and providing recommendations to our Board of Directors regarding possible changes;
•reviewing and monitoring compliance with our code of conduct and ethics and our insider trading policy;
•ensuring that there is appropriate orientation, education, and training programs for new and existing directors; and
•assessing the Company’s health and safety practices and ensuring that there is a culture of health and safety enforcement.
The Corporate Governance, Nominating, Environmental, and Health and Safety Committee held five meetings during 2021. Our Board of Directors has determined that each member of our Corporate Governance, Nominating, Environmental, and Health and Safety Committee meets the requirements for independence under the current requirements of the NASDAQ listing standards.
Environmental, Social and Governance Update
Our Environmental, Social and Governance (“ESG”) program is led by management with oversight and direction provided by the Board of Directors. Board committee oversight of ESG is provided by the Corporate Governance, Nominating, Environmental and Health and Safety Committee.
As part of our initial work, we evaluated internal strategy and plans around important topics such as recycled water and effluent, community outreach programs, safety, diversity, equity and inclusion, talent management and water conservation, amongst others.
Following this evaluation, we initiated several follow-up steps including completing a benchmarking analysis to determine the scope of water utility peers’ ESG disclosures, reviewing different ESG disclosure frameworks and evaluating the “ISS Proxy Analysis & Benchmark Policy Voting Recommendations” and the ISS “ESG Corporate Rating”. After consideration of this information, we retained a consultant to assist us with our ESG efforts. We intend to utilize the Value Reporting Foundation and Sustainable Accounting Standards Board (“SASB”) standards for Water Utilities & Services. We selected the SASB framework because it provides the most specific industry measures and is used by water utility industry peers. The SASB framework contemplates disclosures around such topics as energy management, effluent quality management, water supply resiliency, and drinking water quality, amongst others.
We also retained a separate consultant to support our diversity, equity and inclusion (“DEI”) initiatives. The initial undertaking involved surveying local businesses and non-profit entities regarding industry best practices and lessons learned for successful DEI programs. The Company through its consultant then met with employees throughout the organization to gather their views on DEI. Using a combination of individual interviews and employee feedback sessions, we identified a number of organizational strengths, opportunities for improvement and recommendations to pursue in the future. The feedback from these sessions was considered and formed the next steps in our DEI initiative, which included implementing employee engagement surveys and enhanced succession planning efforts, including specific goals to bring additional diverse perspectives to the executive team and Board of Directors. We also provided written and verbal updates to our economic regulator, the Arizona Corporation Commission, on our DEI efforts.
Finally, as part of periodic reporting to the Board, our management reports on numerous metrics such as safety incidence rates per 100 employees, Experience Modifier rate ("e-mod"), safety training, environmental compliance, and customer complaints amongst others.
Director Nomination Process
The Corporate Governance, Nominating, Environmental, and Health and Safety Committee is responsible for identifying, screening, and recommending candidates to the Board of Directors for board membership. The Corporate Governance, Nominating, Environmental, and Health and Safety Committee typically solicits recommendations for nominees from the persons the committee believes are (i) likely to be familiar with the needs of the Company and (ii) qualified candidates. These persons may include members of the Board and management of the Company. The Corporate Governance, Nominating,

Environmental, and Health and Safety Committee may also engage a professional search firm to assist in identifying qualified candidates.
When formulating its Board of Directors membership recommendations, the Corporate Governance, Nominating, Environmental, and Health and Safety Committee may also consider recommendations from the Company’s stockholders. There are no differences in the manner in which the Corporate Governance, Nominating, Environmental, and Health and Safety Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. However, stockholders desiring to nominate a director candidate in connection with an annual meeting must comply with certain procedures. See the section entitled “Stockholder Proposals for 2023 Annual Meeting” in this proxy statement and Section 1.13 of the Company’s Amended and Restated Bylaws for additional information regarding stockholder nominations.
Criteria for Nomination to the Board of Directors and Diversity
The Corporate Governance, Nominating, Environmental, and Health and Safety Committee reviews the qualifications of each person considered a candidate for director, and director candidates are selected based upon various criteria including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Corporate Governance, Nominating, Environmental, and Health and Safety Committee considers appropriate in the context of the needs of the Board of Directors. In addition, the Corporate Governance, Nominating, Environmental, and Health and Safety Committee and the Board of Directors believe that diversity along multiple dimensions, including race, ethnicity, gender, age, education, cultural background, opinions, skills, perspectives, professional experiences, and other differentiating characteristics, is an important element of its nomination recommendations. Although the Board of Directors does not have a formal diversity policy, the Corporate Governance, Nominating, Environmental, and Health and Safety Committee and the Board of Directors review the factors described above, including diversity, in considering candidates for board membership.
We are presenting the Board Diversity Matrix in accordance with Nasdaq’s Board Diversity Rule, which was approved by the SEC on August 6, 2021. This disclosure standard is designed to encourage a minimum board diversity objective for companies and provide stakeholders with consistent, comparable disclosures concerning a company’s current board composition.

Board Diversity Matrix (As of March 25, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6	0	0
Part II: Demographics Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Compensation of Directors
Summary of Director Compensation Program
Historically, directors have been entitled to compensation for their services as members of the Board of Directors of the Company. The compensation arrangements for the non-employee directors of the Company are summarized below.

Component	Amount ($)	Payment Method (1)
Annual Retainer	51,500 per year	50% RSUs/50% cash
Committee Membership Retainer	12,360 per year	50% RSUs/50% cash
Lead Independent Director Fee	9,875 per year	50% RSUs/50% cash
Audit and Risk Committee Chair Fee	12,875 per year	50% RSUs/50% cash
Other Board or Committee Chair Fee	7,725 per year	50% RSUs/50% cash
Meeting Attendance Fee (Board and Committee)	1,288 per meeting in person/ 1,030 per meeting by telephone	50% RSUs/50% cash
(1)Directors receive one-half of their compensation in cash and one-half in the form of restricted stock units ("RSUs") under the Global Water Resources, Inc. 2020 Omnibus Incentive Plan ("2020 Incentive Plan"). However, if a director holds a minimum of three (3) times the value of the annual retainer in the form of common shares, he/she may elect to receive all or a portion of his or her compensation in cash. The RSUs awarded to non-employee directors are discussed in more detail below.
The directors of the Company are also reimbursed for out-of-pocket expenses incurred for attending board and committee meetings. The directors of the Company that were entitled to compensation in 2021 were Messrs. J. Levine, Alexander, Cohn, Huckelbridge, Rousseau, W. Levine and Tedesco and Ms. Coy. Mr. Fleming is not compensated for his role as Chairman of the Board.
The RSUs awarded to non-employee directors are units whose value tracks the performance of the Company’s common shares and give rise to a right to receive a cash payment, the value of which, on a particular date, will be the market value of the equivalent number of the Company’s common shares at that date. Holders of such RSUs are credited with dividend equivalents when and if dividends are paid on the common shares using the market value of the Company’s common shares on the trading day immediately prior to the dividend record date. RSUs granted to directors are fully vested upon the grant date. In order to align their interests with the interest of shareholders, a director is only permitted to redeem his/her RSUs upon ceasing to be a director of the Company. The Board of Directors of the Company believes that this feature of the 2020 Incentive Plan will result in directors taking a long-term view of stockholder value. Additionally, directors will not be in a position to profit from volatility. The Board believes that the issuance of RSUs as a core component of the directors’ compensation strengthens the alignment of interests between the directors and the stockholders by linking their holdings and a portion of their annual retainer to the future value of the Company’s common shares.
Director Compensation Table

The table below sets forth information concerning compensation of the Company’s non-employee directors in 2021.

Director	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan L. Levine	28,068	—	—	28,068
Richard M. Alexander	101,243	—	5,041	106,284
Andrew M. Cohn	28,068	—	—	28,068
Debra G. Coy	78,024	—	653	78,677
Brett Huckelbridge	34,635	34,635	2,446	71,716
David Rousseau	36,566	36,566	2,029	75,161
William S. Levine(4)	15,193	213	—	15,406
David C. Tedesco(4)	51,030	5,501	—	56,531

(1)As permitted by the terms of the Company’s director compensation program, each director holding at least three (3) times the value of the annual retainer in the form of the Company’s common shares had the option to elect to receive more than 50% of his or her compensation in cash. Mr. Alexander along with Ms. Coy have elected to receive 100% of their compensation in cash.
(2)Represents RSUs awarded in 2021. The value of the RSUs presented above was calculated as the common share price on NASDAQ on the date the related RSUs were awarded, multiplied by the number of RSUs awarded. RSUs are fully vested upon issuance. For more information regarding the Company’s accounting treatment of the stock-based compensation, refer to Note 13, Deferred Compensation Awards, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 10, 2022.
(3)Represents any dividends earned on RSUs and deferred phantom units ("DPUs") held by the director. Prior to the effective date of the 2020 Incentive Plan on May 7, 2020, directors received DPUs instead of RSUs as part of their director compensation.
(4)Each of Messrs. W. Levine and Tedesco did not stand for reelection at the 2021 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS
The following are our executive officers as of March 17, 2022, along with the biographies describing the business experience of each of the executive officers, except for Ron L. Fleming, President and Chief Executive Officer, whose biography is provided under the heading "Proposal One — Election of Directors."

Name	Age	Position
Ron L. Fleming	42	Chairman of the Board, President, and Chief Executive Officer
Michael J. Liebman	45	Chief Financial Officer and Corporate Secretary
Christopher D. Krygier	38	Chief Strategy Officer
Joanne Ellsworth	56	Executive Vice President, Corporate Affairs
John Carroll Lenderking	48	Senior Vice President, Water Resources and Legislative Affairs
Jonathan C. Corwin	42	Vice President and General Manager
Jason Thuneman	42	Vice President, Project Management Office
Suzanne Michelle Kitts	56	Controller
Mr. Liebman has served as Chief Financial Officer and Corporate Secretary of the Company since May 2014. Mr. Liebman brings over 20 years of finance and management experience. Prior to joining the Company, Mr. Liebman was a Senior Director at Alvarez and Marsal, a leading turnaround and restructuring firm in the United States, from 2002 to 2014. While at Alvarez and Marsal, Mr. Liebman provided strategic planning and interim management services to companies across various industries, including homebuilding, retail, rental/leasing, and manufacturing. During this time, he successfully negotiated the restructuring of over $3 billion in capital and helped raise $750 million of new capital for clients. He is a Certified Public Accountant, licensed in Arizona and a Certified Insolvency and Restructuring Advisor (CIRA).
Mr. Krygier has served as Chief Strategy Officer of the Company since June 2020. Mr. Krygier brings over 15 years of experience in operations management, regulatory strategy, and capital deployment for large projects and transactions, along with multi-state experience and industry knowledge. Prior to joining the Company, Mr. Krygier held various roles at Liberty Utilities (subsidiary of Algonquin Power & Utilities Corporation) from March 2012 to June 2020. As Director of Operations, Mr. Krygier oversaw approximately 75,000 water/wastewater utility customers in Arizona and Texas, from late 2018 to mid-2020; as Director of Rates and Regulatory Affairs, he oversaw all regulatory commission activities for six states and approximately 330,000 customers, from early 2017 to late 2018; and as Director of Regulatory and Government Affairs, he oversaw regulatory commission activity for three states and approximately 55,000 customers from late 2013 to late 2017. He has extensive experience representing utilities before the Arizona Corporation Commission, other public utility commissions, and municipal and county governments regarding the formulation of policy, rates, and regulations. Mr. Krygier holds a Master of Business Administration and a Bachelor of Science in Economics from Arizona State University’s W.P. Carey School of Business and is a Certified Management Accountant.
Ms. Ellsworth has served as Executive Vice President of Corporate Affairs since November 2021. She previously held roles as Vice President of Compliance and Regulatory Affairs from June 2017 to November 2021, Growth and Development Services Coordinator from 2011 to 2014 and Director, Corporate and Regulatory Affairs from 2014 to 2017. Ms. Ellsworth joined the Company in 2011, with 17 years of experience as an attorney. Her practice focused primarily on representing municipalities regarding economic development, infrastructure financing and construction, condemnation, and zoning. She worked with various municipal clients to draft and implement contracts, memorandums of understanding, ordinances, and other documents concerning real estate, economic development, construction, human resources, and zoning. Ms. Ellsworth is a member of the Missouri Bar, a graduate of the University of Kansas and the University of Missouri Kansas City – School of Law (UMKC), where she was a member and an editor of the UMKC Law Review.
Mr. Lenderking has served as Senior Vice President of Water Resources and Legislative Affairs since March 9, 2021. He previously held roles as Vice President of Water Resources from February 2020 to March 2021 and Director of Water Resources from March 2018 to February 2020. Prior to joining the Company, he held roles such as the Manager of Water Resources at EPCOR Water, a water utility company, from 2007 to March 2018, in addition to working in the Water Conservation Office at the City of Phoenix in 2007 where he assisted in the management of the City's water resources and oversaw the development of the City's Demand Management Plan and the City's Residential Retrofit Program. Prior to his tenure at the City of Phoenix, Mr. Lenderking worked at the Arizona Department of Water Resources. He held various positions and ultimately oversaw the review of all Phoenix Active Management Area recharge and recovery applications. Mr. Lenderking received his Bachelor of Science in Environmental Resources with a concentration in Watershed Ecology from Arizona State University, and holds a Master of Business Administration from Thunderbird School of Global Management.

Mr. Corwin has served as Vice President since June 2017 and General Manager since September 2013. He previously held roles as Operations Program Manager from 2011 to 2012 and the Maricopa-Casa Grande Regional Manager from 2012 to 2013. Mr. Corwin joined the Company in 2011 after serving eight years as a Civil Engineering Officer in the United States Air Force where his primary duties included managing infrastructure construction and maintenance at multiple Air Force bases. While in the Air Force, he served in a variety of capacities, including civil construction, base utility engineer, maintenance engineer, and emergency manager in both stateside and deployed locations. Mr. Corwin holds a degree in Civil Engineering from the United States Air Force Academy, with an emphasis in structural engineering. He also holds a Master of Business Administration from Arizona State University’s W.P. Carey School of Business.
Mr. Thuneman has served as Vice President of the Project Management Office (PMO) since June 2017 and has served as the Director of the PMO since 2013. The PMO is responsible for Development Services, Engineering and Construction, and certain activities related to large-scale permitting and other corporate projects. Previously, he held various roles with the Company including: Implementation Manager for the technology and software development division from 2011 to 2013; Development Services Manager from 2009 to 2011; and Project Manager for Engineering and Construction from 2005 to 2009 where he deployed over $100 million in capital for the Company’s regulated utilities. Prior to joining the Company, Mr. Thuneman achieved experience and knowledge in the commercial and industrial industries working as Project Manager and Engineer for multiple contractors, constructing over $45 million in infrastructure and facilities. Mr. Thuneman holds a Bachelor of Science in Construction Management with an emphasis in Business Administration and Business Management from the College of Engineering at Northern Arizona University.
Ms. Kitts has served as the Company’s Controller since August 2021 and brings over 25 years of experience in financial reporting, budgeting and forecasting, internal control compliance, and engagement management with both internal and external auditors. Prior to joining the Company, she held roles such as Vice President of Internal Reporting and Controller of Taronis Fuels, Inc., a publicly-traded clean energy company specializing in renewable fuels and water sterilization. Prior to her tenure at Taronis Fuels, Inc., she served as Controller at the Maricopa Water District, a water and power service provider for agricultural farmlands, and External Reporting Manager for Centuri Group, Inc. (formerly NPL Construction), a comprehensive utility infrastructure construction company and wholly-owned subsidiary of Southwest Gas Holdings, Inc. Throughout her career, she has worked in rapid-growth environments, using her strong leadership skills to build accounting teams from the ground up. Ms. Kitts holds a Master of Business Administration from Grand Canyon University and has been a licensed CPA since 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 17, 2022 for:
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•each of our directors and director nominees;
•each of our named executive officers ("NEOs"); and
•all of our directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 17, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise. Percentage of class is based on 22,830,050 shares outstanding as of March 17, 2022.
Unless otherwise indicated, the address of all listed stockholders is c/o Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027.

Directors and Named Executive Officers:	Number of Common Stock Shares	Options vested & vesting within 60 days of Record Date(1)	Total Common Stock Shares Beneficially Owned	Percentage of Common Stock
Jonathan S. Levine(2)	9,727,920	—	9,727,920	42.6%
Richard M. Alexander	44,038	—	44,038	*
Brett Huckelbridge	2,000	—	2,000	*
Debra G. Coy	16,872	—	16,872	*
Ron L. Fleming	64,659	103,796	168,455	*
Michael J. Liebman	55,083	85,500	140,583	*
Christopher D. Krygier	5,362	—	5,362	*
Andrew Cohn(3)	1,915,868	—	1,915,868	8.4%
All Executive Officers and Directors as a Group of 14 people	9,918,617	377,796	10,296,413
5% or Greater Stockholders:
William S. Levine(2)	9,727,920		9,727,920	43.0%
* Represents beneficial ownership of less than 1%.
(1)Shares of the Company’s common stock that may be purchased upon exercise of stock options that have vested or will vest within 60 days of March 17, 2022.
(2)Number of shares of common stock consists of (i) 9,677,920 shares held of record by LILP and (ii) 50,000 shares held of record by Levine Family Trust "A". The general partner of LILP is Keim. Mr. W. Levine owns 50% of the voting shares of Keim and is the Chairman of Keim. Mr. J. Levine is a limited partner of LILP and owns 50% of the voting shares of Keim and is a director and the President of Keim. Additionally, each of Messrs. W. Levine and J. Levine is a trustee of Levine Family Trust "A". Accordingly, Messrs. W. Levine and J. Levine share voting and dispositive power with respect to the 9,727,920 shares beneficially owned.
(3)Mr. Cohn and his spouse have sole voting and dispositive power with respect to 1,873,718 shares and shared voting and dispositive power with respect to 42,150 shares. The address for the Cohn Family is 2801 E Camelback Rd, Suite 450, Phoenix, AZ 85016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The following are summaries of transactions since January 1, 2020 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Medical Benefits Plan
We provide medical benefits to our employees through our participation in Camelback Services Health Plan (the “Plan”), which is a self-defined, self-insured plan for medical claims currently sponsored by Camelback Systems. The Plan provides health claim administration services for our employees and employees of Camelback Systems. A third party administrator unrelated to the Company and Camelback Systems administers claims on behalf of the Plan and we remit directly to this third party administrator of the Plan for medical claims incurred with respect to our employees. Mr. J. Levine is a member of our board and a major stockholder and is a director and the President of Camelback Systems. Mr. W. Levine, former member of our board and a major stockholder, is a director and secretary at Camelback Systems. Mr. Andrew M. Cohn is a member of our board and vice-president at Camelback Systems. No fees for property or services are paid by the Company to the Plan or to Camelback Systems, although the third party claims administrator charges the Plan a monthly claims administration fee. We paid approximately $1.8 million and $0.9 million for medical claims to the Plan in 2021, and 2020, respectively.
Standstill Agreement
On December 21, 2017, the Company entered into a Standstill Agreement (the “Previous Standstill Agreement”) with LILP, William S. Levine and Andrew M. Cohn. The Company entered into the Previous Standstill Agreement in order to (i) satisfy itself that no other parties thereto, either individually or acting as a group, “control” the Company under the Arizona Corporation Commission (“ACC”) rules and (ii) obtain contractual assurances from the other parties thereto that they would refrain from future actions that could result in one or more of them acquiring “control” of the Company under the ACC rules.
On March 19, 2021, the Company entered into a new Standstill Agreement (the "New Standstill Agreement") with LILP, William S. Levine, Jonathan L. Levine and Andrew M. Cohn (the “Standstill Shareholders”), which superseded the Previous Standstill Agreement. The Previous Standstill Agreement was effectively terminated upon execution of the New Standstill Agreement. William S. Levine, a former member of our Board, owns 50% of the voting shares of Keim and is the Chairman of Keim. Keim is the general partner of LILP. Jonathan L. Levine, a director and the son of Mr. W. Levine, is a limited partner of LILP and owns 50% of the voting shares of Keim and is a director and the President of Keim. Each of Messrs. W. Levine and J. Levine is a significant stockholder (through LILP) of the Company. Andrew M. Cohn, a member of our Board and a significant stockholder of the Company, is the Director of Real Estate for LILP.
Pursuant to the New Standstill Agreement, the Standstill Shareholders agreed that neither they nor their Affiliates (as defined in the New Standstill Agreement) will directly or indirectly, without the prior written consent of the Company (i) acquire, agree to acquire, or make any proposal to acquire, equity securities (including convertible debt instruments and preferred stock or any shares of capital stock issuable upon the conversion or exercise thereof) of the Company, or (ii) in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with the ownership, voting or acquisition of any equity security of the Company. Notwithstanding the foregoing, Andrew M. Cohn may purchase equity securities provided that after such purchase, Andrew M. Cohn and his Affiliates beneficially own no more than 9.9%, in the aggregate, of the voting power of all voting securities of the Company. The New Standstill Agreement will remain in effect through the date that the Standstill Shareholders (together with their Affiliates) no longer beneficially own common stock representing, on a fully diluted basis, in the aggregate, at least 20% of the Company’s outstanding common stock; provided, however, that the New Standstill Agreement may be terminated by any party following six (6) months written notice to the other parties delivered at any time after the later of (i) July 1, 2026 and (ii) the first date after June 30, 2026 that Andrew M. Cohn is no longer serving on the Board.
Related Party Transaction Policy
Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore adopted a written policy that is to be followed in connection with approving and ratifying all related party transactions involving our company. The policy covers transactions or series of transactions between directors, director nominees, executive officers, stockholders who own more than 5% of our common stock, and any members of their immediate families. It also applies to any business entity in which any of the persons listed above has a direct or indirect material interest.
Permission for a related party transaction may only be granted in writing in advance by either the Audit and Risk Committee of our Board of Directors in the case of transactions involving officers and directors or, in any case, by the Board of Directors acting exclusively through its disinterested members.
Transactions involving the compensation of executive officers will be reviewed and, if appropriate, approved by the Compensation Committee of the Board of Directors in the manner specified in the charter of the Compensation Committee.
Before any related person transaction is permitted, the following factors must be considered:
•the nature of the related party’s interest in the transaction;
•the dollar value of the amount involved in the transaction;
•the dollar value of the related party’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction occurs in the ordinary course of business of our company;
•whether the transaction with the related person is proposed to be entered into on terms more favorable to our company than terms that could have been reached with an unrelated party; and
•any other information regarding the transaction of the related party that may be material in light of the circumstances of the particular transaction.
Approval of a related party transaction will only be granted if it is determined that, under all of the circumstances, the transaction is in the best interests of our company and only so long as those interests outweigh any negative effect that may arise from permitting it to occur.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets out the number of shares of common stock to be issued upon exercise of outstanding options, the weighted-average exercise price of outstanding options, and the number of securities available for future issuance under equity compensation plans as of December 31, 2021.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	200,160	$11.26	118,093
Equity compensation plans not approved by security holders(1)	320,321	$9.40	—
Total	520,481	$10.12	118,093
(1)320,321 of the outstanding options were awarded under the Global Water Resources, Inc. Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan was assumed by the Company in connection with the merger of GWR Global Water Resources Corp. ("GWRC") with and into the Company. The Stock Option Plan was previously approved by GWRC’s shareholders at the 2012 GWRC annual and special meeting. The Stock Option Plan authorized 875,461 stock options, of which 320,321 remain outstanding as of the record date, March 17, 2022. For more information regarding the Company’s outstanding stock options, refer to Note 13, Deferred Compensation Awards, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 10, 2022.

PROPOSAL TWO – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Board of Directors has appointed the firm of Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and is asking the stockholders to ratify this appointment. A representative of Deloitte is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
In the event the stockholders fail to ratify the appointment of Deloitte as our independent registered public accounting firm, the Audit and Risk Committee may reconsider its selection.
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2022.
AUDIT MATTERS
Audit and Risk Committee Report
The Audit and Risk Committee of the Board of Directors is comprised of directors that are “independent” as defined under the current NASDAQ listing standards and Rule 10A-3 under the Exchange Act. The Audit and Risk Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.gwresources.com.
The Audit and Risk Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the process of internal control over financial reporting. The independent registered public accounting firm of Deloitte is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such audited financial statements with United States generally accepted accounting principles. Deloitte has served as our independent registered public accounting firm since 2003. The Audit and Risk Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2021 (the “Audited Financial Statements”). In addition, the Audit and Risk Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit and Risk Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB, regarding Deloitte's communications with the Audit and Risk Committee concerning independence and has discussed with Deloitte its independence from the Company. The Audit and Risk Committee further considered whether the provision of non-audit related services by Deloitte to the Company is compatible with maintaining the independence of Deloitte with the Company. The Audit and Risk Committee has also discussed with management of the Company and Deloitte such other matters and received assurances from them as it deemed appropriate.
Based on the above review and discussions, the Audit and Risk Committee recommended to the Board of Directors, and the Board approved, that the Audited Financial Statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Audit and Risk Committee of the Board of Directors

Richard M. Alexander, Chairman
Debra G. Coy
Brett Huckelbridge

Independent Auditor’s Fees
Deloitte served as our independent registered public accounting firm for the fiscal years ended December 31, 2021 and 2020. The aggregate fees billed by Deloitte for the professional services described below for the fiscal years ended December 31, 2021 and 2020, respectively, are set forth in the table below.

	Year Ended December 31,
	2021	2020
Audit Fees (1)	$535,855	$531,589
Audit-Related Fees(2)	51,082	21,500
Tax Fees(3)	124,643	93,766
All Other Fees(4)	1,895	1,895
Total	$713,475	$648,750
(1)Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation.
(2)Audit-related fees consist of assurance and related services that are traditionally performed by the auditor such as accounting assistance and due diligence in connection with proposed acquisitions or sales, consultations concerning financial accounting and reporting standards, and audits of stand-alone financial statements or other assurance services not required by statute or regulation. Audit-related fees billed in 2021 primarily related to the Oracle general ledger implementation and accounting consultation for the general rate case filing. Audit related fees billed in 2020 primarily related to the comfort letter and consent related procedures in connection with an equity offering in January 2020 and S-8 Registration Statement filed in August 2020.
(3)Tax fees consist of tax compliance, tax planning and tax advice, and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities. In 2021, tax consulting services were provided in connection with the rate case.
(4)All other fees reflect accounting research software license costs.
Policy on Audit and Risk Committee Pre-Approval of Audit and Permissible Non-Audit Services
Under its charter, the Audit and Risk Committee must pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establish policies and procedures for the committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis. All of the audit, audit-related, tax services, and all other services provided by Deloitte for the 2021 fiscal year were approved by the Audit and Risk Committee in accordance with the foregoing procedures.
EXECUTIVE COMPENSATION
Overview
This section explains how our compensation program is designed and operated with respect to our executives, specifically the following NEOs:
•Ron L. Fleming, Chairman of the Board, President, and Chief Executive Officer
•Michael J. Liebman, Chief Financial Officer and Corporate Secretary
•Christopher D. Krygier, Chief Strategy Officer
Historically, our Board, based on recommendations made by the Compensation Committee, has made decisions regarding salaries, annual bonuses, and incentive compensation for our executive officers and employees and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and our other executive officers. Our Board of Directors solicits input from the Chief Executive Officer and the Compensation Committee regarding the performance of our other executive officers.

Summary Compensation Table
The following table sets forth all compensation paid or payable from the Company in respect of each of the NEOs for services rendered during the fiscal years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Ron L. Fleming	2021	350,000	—	175,000	175,000	23,414	723,414
Chairman, President, and Chief Executive Officer	2020	350,000	15,000	1,103,278	165,000	21,425	1,654,703
Michael J. Liebman	2021	280,000	—	112,000	112,000	19,599	523,599
Chief Financial Officer and Corporate Secretary	2020	280,000	22,400	863,308	112,000	17,700	1,295,408
Christopher D. Krygier	2021	220,000	—	37,019	37,019	11,628	305,666
Chief Strategy Officer	2020	117,692	3,531	329,692	17,654	3,229	471,798

(1)Represents discretionary bonuses earned by our NEOs in 2020 included under our 2020 Incentive Program. For more information regarding how the cash bonuses payable under our 2020 Incentive Program were determined, see “Annual Incentive Awards—Achievement Levels and Outcomes Under 2020 Incentive Program” in our definitive proxy statement on Schedule 14A filed with the SEC on March 29, 2021.
(2)Represents (i) awards of cash-settled RSUs under our 2020 Incentive Program and 2021 Incentive Program; and (ii) awards of restricted stock granted to our NEOs in 2020 pursuant to their respective employment agreements.
The RSUs that were awarded pursuant to our 2020 Incentive Program (shown as compensation for 2020 in the table above) were issued during the first quarter of 2021 upon determination of achievement of the predetermined performance criteria, which were approved during the third quarter of 2019. The RSUs that were awarded pursuant to our 2021 Incentive Program (shown as compensation for 2021 in the table above) were issued during the first quarter of 2022 upon determination of achievement of the predetermined performance criteria, which were approved during the third quarter of 2021. The RSUs vest ratably over 12 consecutive quarters beginning from the date of grant. The RSUs do not have a set expiration date. The value of such awards represents the grant date fair value of the expected cash payment of such RSUs using the price of the Company’s common shares on the date the awards were granted and achievement of the performance goals set forth in the applicable incentive program. For more information regarding our incentive programs, see below under the heading “Annual Incentive Awards.” For GAAP accounting purposes, cash-settled RSUs are accounted for as liability compensatory awards under ASC 710, “Compensation—General.”
The shares of restricted stock were granted to our NEOs in the second quarter of 2020. The value of such awards represents the grant date fair value computed in accordance with ASC 718, “Compensation—Stock Compensation.” For more information regarding the Company’s accounting treatment of restricted stock, refer to Note 13, Deferred Compensation Awards, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 10, 2022.

(3)Represents amounts earned and payable in cash to our NEOs pursuant to our 2020 Incentive Programs, as applicable, except for the discretionary bonuses described above in Note (1). For more information regarding our incentive programs, see below under the heading “Annual Incentive Awards.”
(4)Represents matching contributions to our 401(k) plan and any dividends earned and paid on RSUs and phantom stock units ("PSUs") held by the NEO.

Overview of Executive Compensation Program; Components of Compensation
Our executive compensation program is designed to retain, motivate, and reward our NEOs and other executive officers for their performance and contribution to our long-term success. We seek to compensate our NEOs and other executive officers by combining short and long-term incentives. We also seek to reward the achievement of corporate and individual performance objectives, and to align the interests of our NEOs and other executive officers with those of our stockholders by rewarding the creation of long-term value through equity-linked compensation. We tie individual goals to the area of the NEO’s primary responsibility. These goals may include the achievement of specific financial or business development goals. We set corporate performance goals that reach across various business areas and include achievements in finance/business development and corporate development.
Executive compensation consists primarily of three elements: base salary, annual incentive awards, and long-term incentive awards. Each element of compensation is described in more detail below.
Independent Compensation Consultant
In April 2021, the Compensation Committee engaged an independent compensation consultant, FW Cook, at the Company’s expense. The Compensation Committee has determined that FW Cook meets the requirements for independence under current SEC rules and NASDAQ listing standards and no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.
FW Cook assisted the Compensation Committee in: 1) identifying a peer group of 17 publicly traded or similar utility companies, that are broadly representative of the Company’s competition for business investment, customers, and talent; 2) assessing the competitiveness of annual pay levels for NEOs compared to the peer group; and 3) examining long-term incentive awards compared to the peer group market.

The companies included in the 17 member peer group were as follows:

Peer Companies
California Water Service Group	SJW Group	American States Water Company
Chesapeake Utilities Corporation	Otter Tail Corporation	Northwest Natural Holding Company
Middlesex Water Company	Unitil Corporation	Suburban Propane Partners, L.P.
The York Water Company	Pure Cycle Corporation	Artesian Resources Corporation
Atlantic Power Corporation	RGC Resources, Inc.	Consolidated Water Co. Ltd.
Genie Energie Ltd.	Spark Energy, Inc.
The analysis by FW Cook determined that target total direct compensation to NEOs is below the 25th percentile as compared to the peer group. Our Board of Directors believes, and the compensation consultant’s analysis supports, that base salary, annual incentive awards, and long-term incentive awards for NEOs are competitive with the peer group and fairly reflects individual performance and contribution.

Base Salary
Base salaries for our NEOs are established based on the scope of their responsibilities and their prior relevant experience, considering competitive market compensation paid by other companies in our industry for similar positions and the overall market demand for such executives at the time of hire. Subject to the provisions of his or her employment agreement (if any), an executive’s base salary is also determined by reviewing the executive’s other forms of compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.
The base salaries for Messrs. Fleming, Liebman, and Krygier are dictated by the terms of their employment agreements. See “Employment Agreements” below for additional information. The compensation consultant's April 2021 analysis of market data determined that the total base salaries of our NEOs are below the 25th percentile of the peer group.
Base salaries of our NEOs are reviewed annually and, subject to the provisions of our employment agreements with the NEOs (if any), may be increased for merit reasons based on any NEO’s success in meeting or exceeding individual objectives. Additionally, base salaries may be adjusted as warranted throughout the year for promotions or other changes in the scope or breadth of a NEO’s role or responsibilities.

Annual Incentive Awards
The compensation program provides for an annual incentive award designed to reward our NEOs for their individual and corporate performance in a given fiscal year. The Compensation Committee assesses the level of the NEO’s achievement of company-wide goals. The annual incentive award may be paid in cash, RSUs, or stock options, which is decided by our Board of Directors at the time of issuance to the extent not specified in an NEO’s employment agreement. In 2021 and 2020, the annual incentive awards given to Messrs. Fleming, Liebman, and Krygier were payable 50% in cash and 50% in the form of RSUs. The RSUs are units whose value tracks the performance of the Company’s common shares and give rise to a right to receive a cash payment, the value of which, on a particular date, will be the market value of the equivalent number of the Company’s common shares at that date. Holders of such RSUs are credited with dividend equivalents when and if dividends are paid on the common shares using the market value of the Company’s common shares on the trading day immediately prior to the dividend record date. The compensation consultant's April 2021 analysis of market data determined that the average target annual compensation for NEOs (which includes base salary and annual incentive awards) is below the 25th percentile of the peer group.
2021 Incentive Program
The Compensation Committee, together with our Board of Directors, sets performance objectives and targets on an annual basis. Our 2021 Incentive Program, adopted in the first quarter of 2021, was designed to allow us to pursue the Company’s strategic initiatives, operations, customer service, and compliance and safety mandates. The 2021 Incentive Program incorporated company-wide goals that were required to be satisfied at specified levels in order for an NEO to receive payments in respect of awards made under the Incentive Program.
Company Goals
The 2021 Incentive Program incorporated “components” (determining the size of the incentive pool on a weighted-average basis based on his or her targeted award percentage). The components and the Company’s levels of achievement relating thereto in 2021, are summarized below:

Components

Description	Target(s)		% of Incentive Pool	Outcome	Achievement Level
Component 1	Compliance and Safety are the Company's primary mandates, as such they are an individual component in our incentive compensation program. Compliance has discreet objectives(1), each event reduces the component by 25%; Safety Program metrics are based on performance criteria established in the program.		25%	No compliance events; achieved safety goals	25%
Component 2	The Board of Directors believes that both customers and shareholders benefit from establishing financial budgets as a management tool. Efficiency and stability limits impacts to rates, and allows for lower cost of capital. This component weighs the Company's performance against approved further adjusted EBITDA Budget for 2021 of $18.2 million.(2)		25%	Achieved 100% of Payout Scale	25%
	Adjusted EBITDA(2) Ranges < $17.2 million $17.2 - $18.2 million > $18.2 million (budget) > $18.45 million (stretch goal)	Payout Scale 0% 50% 75% 100%
Component 3	It is important to all stakeholders for necessary Capital Improvement Projects to be completed on schedule and within budget: Cap Ex Budget approved through year end 2021 = $16 million (This excludes new growth or acquisition Cap Ex). Any overage will be offset against this pool by a ratio of the overage to the budget.		25%	Achieved	25%
Component 4	This is a board discretionary component, and is based on overall operational performance of the Company including customer service, regulatory and environmental compliance, health & safety, water loss metrics, etc.		25%	Board awarded full amount of discretionary component(3)	25%
TOTALS			100%		100%

(1)The four discreet safety objectives to which we are measured are as follows: (1) completion of monthly online training, (2) quarterly safety committee participation, (3) quarterly employee safety tailgate meetings, and (4) achievement of quarterly goals.
(2)EBITDA is defined as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) expense related to asset disposals; (iii) deferred compensation; (iv) acquisition costs; and (v) Buckeye earnout.
(3)The discretionary component was authorized to reflect the Company’s accomplishments with successfully meeting all of the targets above, including the 2021 strategic objectives.
Target Annual Incentive Awards for 2021

The target annual incentive awards for fiscal 2021 were determined as a percentage of base salary, as set out below:

Name	2021 Salary ($)	2021 Target Incentive Award as Percentage of Base Salary(1)
Ron L. Fleming	350,000	100%
Michael J. Liebman	280,000	80%
Christopher D. Krygier	220,000	35%
(1) Under their respective employment agreement Messrs. Fleming and Liebman are eligible to receive a target incentive award up to 100% and 80%, respectively, of their respective base salary. Under his employment agreement Mr. Krygier is eligible to receive a target incentive award up to 35%, 40% and 50% of his base salary for each performance period ending December 31, 2021, 2022 and 2023, respectively.

Achievement Levels and Outcomes Under 2021 Incentive Program

Based on actual outcomes in respect of the “components” comprising our 2021 Incentive Program, 100.0% of the overall incentive pool was earned by each of our NEOs. The cash portion of this award for each NEO is reflected in the Summary Compensation Table under the heading “Non-equity incentive plan compensation”.
Long-Term Incentive Awards
The compensation program includes long-term incentive awards that are designed to reward our NEOs and other executive officers for our overall performance and strengthen the long-term view and alignment of interests between our NEOs (and other executive officers) and our stockholders by linking their holdings and a portion of their compensation to the future value of our equity securities. Long-term incentive awards are provided through PSUs/RSUs, stock options, and stock appreciation rights ("SARs"). The Compensation Committee, together with our Board of Directors, sets performance objectives and targets. Previous grants are not necessarily taken into account when considering new grants. As discussed below, the 2020 Incentive Plan replaced the Company’s prior equity plans, including the Global Water Resources, Inc. Phantom Stock Unit Plan (the "PSU Plan"). As a result, following the effective date of the 2020 Incentive Plan on May 7, 2020, long-term incentive awards were no longer be granted in the form of PSUs.
The compensation consultant’s April 2021 analysis of market data determined that the long-term incentive awards to NEOs are below the 25th percentile overall of the peer group.
2020 Omnibus Incentive Plan
On May 7, 2020, the Company's stockholders approved the 2020 Incentive Plan. The 2020 Incentive Plan provides for the grant of stock options, SARs, restricted stock, RSUs, performance shares, performance units, and stock grants. Awards may be granted in tandem with other awards. The 2020 Incentive Plan replaced the Company’s prior equity plans, including the Global Water Resources, Inc. 2018 Stock Option Plan, Global Water Resources, Inc. Deferred Phantom Stock Unit Plan, Global Water Resources, Inc. Phantom Stock Unit Plan, and Global Water Resources, Inc. First Amended and Restated Stock Appreciation Rights Plan (the "Prior Plans"). No further awards will be made under the Prior Plans following the approval of the 2020 Incentive Plan. The Prior Plans will remain in effect until all awards granted under such plans have been exercised, forfeited or cancelled or have otherwise expired or terminated.
Restricted Stock Compensation
The 2020 Incentive Plan allows restricted stock awards as a form of compensation. A restricted stock award ("RSA") represents the right to receive a share of the Company's common stock. In May 2020, Mr. Fleming and Mr. Liebman were granted 81,120 and 66,370 shares of restricted stock, respectively, pursuant to their prior respective employment agreements. The restricted stock vest over a two-year period, with 1/3 vesting on the grant date, 1/3 vesting in May 2021, and 1/3 vesting in May 2022. In June 2020, Mr. Krygier was granted 30,000 shares of restricted stock pursuant to his prior employment agreement. The restricted stock vests over a three-year period, with 5,000 shares vesting in June 2021, 10,000 shares vesting in June 2022, and 15,000 vesting in June 2023. Pursuant to their current employment agreements and subject to their continued employment, in May 2022, Messrs. Fleming, Liebman and Krygier will receive a grant of 30,000, 25,000 and 20,000 shares of restricted stock. The restricted stock vest over a three-year period, with 1/3 vesting in May 2023, 1/3 vesting in May 2024, and 1/3 vesting in May 2025.
Employment Agreements
The Company entered into employment agreements with each of Mr. Fleming, Mr. Liebman, and Mr. Krygier on May 5, 2021 (the "Employment Agreements"). The Employment Agreements replaced the Company’s prior employment agreements with each of Mr. Fleming, Mr. Liebman and Mr. Krygier. Unless terminated earlier in accordance with its terms, each of the Employment Agreements continues until May 5, 2024, and will automatically renew for one or more additional 12-month periods unless either the Company or the executive provides notice prior to the end of the then-current term.
The Employment Agreements provide that Mr. Fleming, will receive an annual base salary of $350,000; Mr. Liebman, will receive an annual base salary of $280,000; and Mr. Krygier, will receive an annual base salary of $220,000, during the one-year period following the date of his Employment Agreement, $240,000 during the following one year period, and $250,000 for each year thereafter. The Board (or its compensation committee) may review the base salaries on an annual basis to determine whether any increases are appropriate.
In addition, Mr. Fleming, Mr. Liebman, and Mr. Krygier may be entitled to annual incentive compensation as determined (a) in the discretion of the Board (or its compensation committee) or (b) pursuant to any incentive compensation program adopted by the Company from time to time. For each calendar year, Mr. Fleming and Mr. Liebman will be eligible to receive up to 50%

and 40%, respectively, of his base salary as incentive compensation in the form of a cash bonus. For the calendar years ending December 31, 2021, 2022 and 2023 (and any years thereafter), Mr. Krygier will be eligible to receive up to 17.5%, 20% and 22.5%, respectively, of his base salary as incentive compensation in the form of a cash bonus.
For performance periods ending on and after December 31, 2021, Mr. Fleming, and Mr. Liebman will be eligible to receive up to 50% and 40%, respectively, of his base salary in the form of RSUs or such other equity awards as may be issued pursuant to the 2020 Incentive Plan. For performance periods ending December 31, 2021, 2022 and 2023 (and any years thereafter), Mr. Krygier will be eligible to receive up to 17.5%, 20%, and 22.5%, respectively, of his base salary in the form of RSUs or such other equity awards as may be issued pursuant to the 2020 Incentive Plan. The actual number of restricted stock units or other equity will be based on the executive satisfying the performance goals established by the Board (or its compensation committee).
As discussed above, Mr. Fleming, Mr. Liebman and Mr. Krygier will be granted 30,000, 25,000 and 20,000 shares of restricted stock, respectively, in May 2022 pursuant to their respective Employment Agreement and subject to their continued employment.
The Company will provide to Mr. Fleming, Mr. Liebman, and Mr. Krygier such fringe and other benefits as are regularly provided by the Company to members of its senior management team. Under the Employment Agreements, Mr. Fleming, Mr. Liebman, and Mr. Krygier have also agreed to post-employment undertakings regarding non-solicitation and non-competition for a period of one year thereafter. For additional information regarding a termination of employment and a change of control with respect to the Company pursuant to the Employment Agreements, see below under “Termination and Change of Control.”
Termination and Change of Control
Pursuant to the Employment Agreements, if either Mr. Fleming’s, Mr. Liebman’s, or Mr. Krygier's employment is:
•voluntarily terminated by the executive without Good Reason (as defined in each Employment Agreement) or if the Company terminates the executive’s employment for Cause (as defined in each Employment Agreement), then (i) the Company will be obligated to pay the executive’s then current base salary through the date of termination and any incentive compensation earned in previous years but not yet paid; and (ii) no incentive compensation shall be payable for the year in which the termination occurs. In addition, any unvested equity-based awards shall be forfeited.
•voluntarily terminated by the executive with Good Reason, or if the Company terminates the executive’s employment without Cause (including by providing notice of non-renewal), then (i) the Company will be obligated to pay the executive’s then current base salary through the date of termination and any incentive compensation earned in previous years but not yet paid; (ii) no incentive compensation shall be payable for the year in which the termination occurs (except if the termination occurs during the last six months of the Company’s fiscal year, the executive may be entitled to certain pro rata payments); (iii) if the executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse the executive for the COBRA premiums as specified in the Employment Agreements; (iv) any equity based awards previously granted will become fully vested and exercisable and all restrictions on restricted awards will lapse; and (v) (a) with respect to Mr. Fleming and Mr. Liebman the Company will pay an amount equal to the sum of (A) three (3) times the executive’s current base salary as of the date of termination, and (B) six (6) times the maximum cash bonus that the executive could have earned in the year of the termination and (b) with respect to Mr. Krygier the Company will pay an amount equal to the sum of (A) one (1) time his current base salary as of the date of termination, and (B) two (2) times the maximum cash bonus that he could have earned in the year of termination.
If Mr. Fleming or Mr. Liebman terminates his employment with the Company with Good Reason, or if the Company terminates the executive’s employment without Cause within 24 months following a Change of Control (as defined in their Employment Agreements) of the Company, the executive will be entitled to a lump-sum cash payment equal to the sum of (i) three (3) times the executive’s current base salary as of the date of the Change of Control, and (ii) six (6) times the sum of the maximum cash bonus that the executive could have earned in the year of the Change of Control. In addition, all outstanding equity or stock price-based awards previously granted to Mr. Fleming or Mr. Liebman will become fully vested and exercisable and all restrictions on restricted awards will lapse upon any Change of Control, regardless of whether Mr. Fleming or Mr. Liebman remains employed by the Company or its successor following the Change of Control.

If Mr. Krygier terminates his employment with the Company with Good Reason, or if the Company terminates his employment without Cause within 24 months following a Change of Control (as defined in his Employment Agreement) of the Company, any outstanding equity or stock price-based awards previously granted to Mr. Krygier will vest and become exercisable and he will be entitled to: a lump-sum cash payment equal to the sum of (i) two (2) times his current base salary as of the date of the Change of Control, and (ii) four (4) times the sum of the maximum cash bonus that he could have earned in the year of the Change of Control.
The Employment Agreements also contain a “best-net” provision, which provides that if Internal Revenue Code Section 280G applies to the payments and such payments trigger an excise tax, then the payments may be reduced to an amount that will not trigger the excise tax, if such reduction would result in a greater amount paid to the executive.
The payments due on termination of employment and termination following a Change of Control are subject to the requirement that Mr. Fleming, Mr. Liebman, or Mr. Krygier, as the case may be, execute a release agreement in a form requested by the Company.

2021 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards at December 31, 2021 for each of our NEOs:

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (2)		Market value of shares or units of that have not vested ($) (1)
Ron L. Fleming	88,796	(2)			9.40	8/10/2027
	15,000	(3)	15,000	(3)	11.26	8/13/2029
							10,234	(4)	175,001
							27,040	(5)	462,384
							8,906	(6)	152,293
							3,881	(7)	66,371
							1,404	(8)	24,008
Michael J. Liebman	73,000	(2)			9.40	8/10/2027
	12,500	(3)	12,500	(3)	11.26	8/13/2029
							6,550	(4)	112,005
							22,124	(5)	378,320
							5,700	(9)	97,470
							2,484	(10)	42,476
							959	(11)	16,400

Christopher D. Krygier	—		—		—	—	2,165	(4)	37,022
							899	(12)	15,367
	—		—		—	—	25,000	(13)	427,500
(1)Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2021 of $17.10 per share.
(2)Represents stock options granted on August 10, 2017. The stock options vested in four equal annual installments on August 10, 2018, August 10, 2019, August 10, 2020, and August 10, 2021. The options give the holder the right to purchase the Company's common stock for $9.40 per share.
(3)Represents stock options granted on August 13, 2019. The stock options vest in four equal annual installments on August 13, 2020, August 13, 2021, August 13, 2022, and August 13, 2023. The options give the holder the right to purchase the Company's common stock for $11.26 per share.
(4)Represents 10,234 and 6,550 restricted stock units (RSUs) awarded to Mr. Fleming and Mr, Liebman, respectively, pursuant to our 2021 Incentive Program (shown as compensation for 2021 in the table above). The RSUs were issued during the first quarter of 2022 upon determination of achievement of the predetermined performance criteria approved during the third quarter of 2021.
(5)Represents restricted stock granted on May 8, 2020. The restricted stock vest over a two-year period, with 1/3 vesting on the grant date, 1/3 vesting on the first anniversary of the grant date, and 1/3 vesting on the second anniversary of the grant date.
(6)Represents 13,359 PSUs granted on March 31, 2021 pursuant to our 2020 Incentive Program based on performance goals achieved as of December 31, 2020. The PSUs vest ratably over 12 consecutive quarters beginning from the date of grant.
(7)Represents 11,644 PSUs granted on March 31, 2020 pursuant to our 2019 Incentive Program based on performance goals achieved as of December 31, 2019. The PSUs vest ratably over 12 consecutive quarters beginning from the date of grant.
(8)Represents 16,848 PSUs granted on March 31, 2019 pursuant to our 2018 Incentive Program based on performance goals achieved as of December 31, 2018. The PSUs vest ratably over 12 consecutive quarters beginning from the date of grant.
(9)Represents 8,550 PSUs granted on March 31, 2021 pursuant to our 2020 Incentive Program based on performance goals achieved as of December 31, 2020. The PSUs vest ratably over 12 consecutive quarters beginning from the date of grant.
(10)Represents 7,452 PSUs granted on March 31, 2020 pursuant to our 2019 Incentive Program based on performance goals achieved as of December 31, 2019. The PSUs vest ratably over 12 consecutive quarters beginning from the date of grant.
(11)Represents 11,509 PSUs granted on March 31, 2019 pursuant to our 2018 Incentive Program based on performance goals achieved as of December 31, 2018. The PSUs vest ratably over 12 consecutive quarters beginning from the date of grant.
(12)Represents 1,348 PSUs granted on March 31, 2021 pursuant to our 2020 Incentive Program based on performance goals achieved as of December 31, 2020. The PSUs vest ratably over 12 consecutive quarters beginning from the date of grant.
(13)Represents restricted stock granted on June 4, 2020. The restricted stock vests over a three-year period, with 5,000 shares vesting on June 4, 2021, 10,000 shares vesting on June 4, 2022, and 15,000 vesting on June 4, 2023.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
For inclusion in the proxy materials to be distributed for the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated by the SEC, a stockholder proposal must be submitted in writing and received by the Company’s Corporate Secretary on or before November 25, 2022.
The Company’s Amended and Restated Bylaws further provide that a stockholder proposal relating to the nomination of a person for election as a director at the 2023 Annual Meeting of Stockholders or a stockholder proposal of other business that is not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at the 2023 Annual Meeting of Stockholders, must be submitted in writing and received by the Company’s Corporate Secretary no earlier than January 5, 2023 and no later than February 4, 2023. Please refer to the advance notice provisions of the Company’s Amended and Restated Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals.
In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.
Any proposals or notices described above must be delivered to the Company’s Corporate Secretary at: Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027, Attention: Corporate Secretary.
The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Amended and Restated Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

PROPOSAL THREE – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Under Section 14A of the Exchange Act, our stockholders are entitled to (a non-binding), advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. As discussed in more detail in the section entitled “Executive Compensation” in this proxy statement, we have designed our executive compensation program to align our executive officers’ interests with those of our stockholders and to retain, motivate, and reward our executive officers for their performance and contribution to our long-term success. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.
The Board endorses our executive compensation program and recommends that the stockholders vote in favor of the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and the narrative discussion, is hereby approved.
Because your vote is advisory, it will not be binding upon us, the Board or the Compensation Committee. However, we value our stockholders’ opinions, and the Board and the Compensation Committee will consider the outcome of this proposal when determining future executive compensation arrangements.
Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL FOUR – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
In addition to providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers (see Proposal 3), we also are seeking a non-binding, advisory vote on how frequently such say-on-pay vote should be presented to our stockholders. At the Annual Meeting, our stockholders will be given the opportunity to vote on whether they prefer to have future say-on-pay votes occur:

•every year;
•every two years; or
•every three years.
In accordance with SEC rules, our stockholders will have the opportunity at least every six years to recommend the frequency of future say-on-pay votes.
The Board believes that future say-on-pay votes should occur every year in order to allow our stockholders the ability to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.
Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, the Board will consider the outcome of the vote along with other factors when making its decision about the frequency of future “say-on-pay” votes.
Our Board of Directors recommends that you vote “ONE YEAR” as the preferred frequency of future advisory votes on the compensation of our named executive officers.
OTHER MATTERS
Annual Report
Our Annual Report on Form 10-K for the 2021 fiscal year accompanies this proxy statement.
A copy of the 2021 Form 10-K report as required to be filed with the SEC, excluding exhibits, will be mailed to stockholders without charge upon written request to: Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027, Attention: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2021 Form 10-K is also available through the SEC’s Internet web site (www.sec.gov).
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who may be deemed to own beneficially more than 10 percent of our stock to file initial reports of ownership and reports of changes in ownership with the SEC. We have adopted procedures to assist our directors and executive officers in complying with Section 16(a) requirements, including assisting directors and executive officers with preparing and filing statements on Form 3, Form 4, and, if applicable, Form 5. Based on our review of Section 16(a) forms filed electronically with the SEC, all Section 16(a) filings applicable to directors, officers, and 10% stockholders were filed on a timely basis during the most recent fiscal year other than:
•Jonathan C. Corwin, one report reporting one transaction
•Joanne Ellsworth, one report reporting one transaction
•Heather M. Krupa, one report reporting one transaction
•Jake Lenderking, one report reporting one transaction
•Jason Thuneman, two reports reporting two transactions
•Brett Huckelbridge, one report reporting one transaction
•David Rousseau, one report reporting one transaction
Code of Ethical Business Conduct
We have adopted a written code of ethical business conduct that applies to all directors, officers, and employees, including the Chief Executive Officer and Chief Financial Officer. Our policies and practices include ethical and legal standards which must be followed by employees in conducting our business. Compliance with laws and regulations is specifically required. A current copy of the code is posted on our website, which is located at www.gwresources.com under “Investors – Corporate Governance” and may be obtained without charge from our Corporate Secretary, Global Water Resources, Inc., 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Stockholder Communications
Stockholders may communicate with our Board of Directors by writing to Global Water Resources, Inc., Board of Directors, ATTN: Corporate Secretary, 21410 North 19th Avenue, Suite 220, Phoenix, AZ 85027. In general, any stockholder communication about bona fide issues concerning the Company delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member(s) will be forwarded in accordance with the stockholder’s instructions.
Other Matters before the Annual Meeting
As of the date of this proxy statement, we know of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

GLOBAL WATER RESOURCES, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 4, 2022.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "ONE (1) YEAR" FOR PROPOSAL 4, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR":

1. Election of Directors
   - (1) Ron L. Fleming
   - (2) Richard M. Alexander
   - (3) Debra G. Coy
   - (4) Brett Huckelbridge
   - (5) David Rousseau
   - (6) Jonathan L. Levine
   - (7) Andrew M. Cohn

FOR all Nominees listed to the left	**WITHHOLD AUTHORITY** to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

2. Ratification of independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "ONE (1) YEAR" FOR PROPOSAL 4.

CONTROL NUMBER

Signature________________________ **Signature, if held jointly**________________________ **Date**__________**, 2022.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GLOBAL WATER RESOURCES, INC.

The undersigned appoints Ron L. Fleming and Michael J. Liebman, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Global Water Resources, Inc. held of record by the undersigned at the close of business on March 17, 2022 at the Annual Meeting of Stockholders of Global Water Resources, Inc. to be held on May 5, 2022, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “ONE (1) YEAR” FOR PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGEMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)